CULLEN FUNDS TRUST
AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of November 30, 2005, to the Distribution Agreement, dated as of June 28, 2000 (the "Agreement"), is entered by and between CULLEN FUNDS TRUST, a Delaware statutory trust (the "Trust") and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust intends to create additional funds and desires to amend the fee schedule; and

WHEREAS, the Trust and USBFS desire to extend said Agreement to apply to the recently added funds and the fees of the added funds; and

WHEREAS, Paragraph 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibits A and B of the Agreement are hereby superseded and replaced with Exhibits A and B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CULLEN FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/James P. Cullen	By:	/s/ James R. Schoenike

Printed Name:	James P. Cullen	Printed Name:	James R. Schoenike

Title:	President	Title:	President

Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Cullen Funds Trust

Name of Series	Date Added
Cullen High Dividend Equity Fund	08/01/03
Cullen High Dividend Equity Fund C	10/05/04
Cullen High Dividend Equity Fund I	10/05/04
Cullen International High Dividend Fund	Effective on or
About 12/1/05